Issuer Free Writing Prospectus, dated February 13, 2019

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated February 13, 2019 and

Registration Statement No. 333-225004

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	3.625% Notes due 2024 (the “2024 Notes”) 4.125% Notes due 2029 (the “2029 Notes”)

Principal Amount:	2024 Notes: $500,000,000 2029 Notes: $550,000,000

Trade Date:	February 13, 2019

Settlement Date:	T+2; February 15, 2019

Maturity Date:	2024 Notes: March 15, 2024 2029 Notes: March 15, 2029

Interest Payment Dates:	2024 Notes: March 15 and September 15, commencing September 15, 2019 2029 Notes: March 15 and September 15, commencing September 15, 2019

Coupon:	2024 Notes: 3.625% per year, accruing from February 15, 2019 2029 Notes: 4.125% per year, accruing from February 15, 2019

Price to Public:	2024 Notes: 99.657% of the principal amount, plus accrued interest, if any 2029 Notes: 99.555% of the principal amount, plus accrued interest, if any

Yield to Maturity:	2024 Notes: 3.699% 2029 Notes: 4.179%

Benchmark Treasury:	2024 Notes: 2.500% due January 31, 2024 2029 Notes: 2.625% due February 15, 2029

Spread to Benchmark Treasury:	2024 Notes: + 117 basis points 2029 Notes: + 147 basis points

Benchmark Treasury Price/Yield:	2024 Notes: 99-273/4 / 2.529% 2029 Notes: 99-08+ / 2.709%

Optional Redemption Provisions
Make-Whole Call:	2024 Notes: + 20 basis points 2029 Notes: + 25 basis points

Par Call:	2024 Notes: one month prior to the maturity date 2029 Notes: three months prior to the maturity date

CUSIP/ISIN:	2024 Notes: 95040Q AG9 / US95040QAG91 2029 Notes: 95040Q AH7 / US95040QAH74

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa1 / BBB+ / BBB+

Underwriting:

Notice to Prospective Investors in the United Arab Emirates

This term sheet, the prospectus supplement and prospectus (including any amendments thereto) do not constitute, and are not intended to constitute, a solicitation or a public offer of our notes in the United Arab Emirates and accordingly should not be construed as such.

The notes listed in this term sheet, the prospectus supplement and the accompanying prospectus have not been approved by or licensed or registered with the Central Bank,

the Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the United Arab Emirates.

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

     Incorporated

MUFG Securities Americas Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

Senior Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Stifel, Nicolaus & Company, Incorporated

TD Securities (USA) LLC

Co-Managers:	The Huntington Investment Company BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Loop Capital Markets LLC Raymond James & Associates, Inc. BOK Financial Securities, Inc.

*Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free: 1-800-645-3751, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free: 1-800-294-1322 or MUFG Securities Americas Inc. toll-free: 1-877-649-6848.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.